Exhibit 5.1

KAYE SCHOLER LLP
425 Park Avenue New York, New York 10022-3598 212 836-8000 Fax 212 836-8689 www.kayescholer.com

May 2, 2006

Brookstone Company, Inc.

One Innovation Way

Merrimack, New Hampshire 03054

Ladies and Gentlemen:

We have acted as counsel to Brookstone Company, Inc., a New Hampshire corporation (the “Company”), Brookstone, Inc., a Delaware corporation (“Parent”) and each of the other companies listed on Schedule A hereto (collectively with Parent, the “Guarantors”) in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of up to $185 million of the Company’s 12.00% Second Lien Senior Secured Notes due 2012 (the “Exchange Notes”) to be offered in exchange for its outstanding 12.00% Second Lien Senior Secured Notes due 2012 (the “Original Notes”) that were issued pursuant to the Indenture, dated as of October 4, 2005 (the “Indenture”), by and among the Company, the Guarantors and Wells Fargo Bank, N.A., as trustee (the “Trustee”). This opinion is being delivered to you for filing as an exhibit to the Registration Statement on Form S-4 (the “Registration Statement”) being filed by the Company and the Guarantors with the Securities and Exchange Commission (the “Commission”) on or about the date hereof.

In connection herewith, we have examined the (i) Registration Statement, (ii) Indenture, (iii) Original Notes, (iv) Exchange Notes (and the related Guarantees of the Guarantors (the “Guarantees”)) (the Indenture, the Exchange Notes and the Guarantees are collectively referred to herein as the “Documents”) and (v) such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

On the basis of the foregoing and subject to the qualifications and assumptions set forth herein, we are of the opinion that:

1. When (A) the Registration Statement has been declared effective, (B) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended (the “TIA”), and (C) the Exchange Notes have been duly executed by the Company and authenticated by the Trustee in accordance with the terms of the Indenture and duly issued and delivered against exchange of the Original Notes as described in the Registration Statement, the Exchange Notes will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization and similar laws affecting creditors’ rights generally and general principles of equity (regardless of whether such principles are considered in a proceeding in equity or at law).

KAYE SCHOLER

2. When (A) the Registration Statement has been declared effective, (B) the Indenture has been duly qualified under the TIA, and (C) the Exchange Notes have been duly executed by the Company and authenticated by the Trustee in accordance with the terms of the Indenture and duly issued and delivered against exchange of the Original Notes as described in the Registration Statement, each Guarantee of the Exchange Notes by a Guarantor will constitute a valid and binding obligation of such Guarantor, enforceable against such Guarantor in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization and similar laws affecting creditors’ rights generally and general principles of equity (regardless of whether such principles are considered in a proceeding in equity or at law).

3. Assuming that the Indenture has been duly authorized, executed and delivered by the Trustee, the Indenture constitutes a valid and binding obligation of the Company and the Guarantors, enforceable against the Company and the Guarantors in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization and similar laws affecting creditors’ rights generally and general principles of equity (regardless of whether such principles are considered in a proceeding in equity or at law).

The foregoing opinions are limited to the laws of the State of New York and we do not express any opinion on the law of any other jurisdiction. In particular, we do not purport to pass on any matter governed by the laws of the State of New Hampshire, the Commonwealth of Puerto Rico or Hong Kong. To the extent that any opinions stated herein are affected by the laws of any such jurisdiction, we have, with your approval, relied upon (i) the opinion, dated on or about the date hereof, of Cook Little Rosenblatt & Manson, pllc, (ii) the opinion, dated on or about the date hereof, of Martinez Odell & Calabria and (iii) the opinion, dated on or about the date hereof, of Johnson Stokes & Master, and such opinions stated herein, insofar as they may be affected by the laws of any such jurisdiction, are subject to the same assumptions, qualifications and limitations as are contained in such opinions.

We consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus included therein. Our opinion is rendered solely for your information in connection with the foregoing, and may not be relied upon by any other person or for any other purpose without our prior written consent. In giving this opinion, we do not thereby admit that we are within the category of persons whose consent is required by the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Kaye Scholer LLP

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Schedule A

Brookstone International Holdings, Inc.

Brookstone Purchasing, Inc.

Brookstone Stores, Inc.

Brookstone Retail Puerto Rico, Inc.

Brookstone Holdings, Inc.

Brookstone Properties, Inc.

Advanced Audio Concepts, Limited

Gardeners Eden, Inc.